Exhibit 99.1

ARKO REPORTS RECORD MERCHANDISE REVENUE AND NET INCOME

Merchandise Revenue of $434.7 million

Net Income of $35.6 million

Adjusted EBITDA, Net of Incremental Bonuses, Increases 39.9% to $80.2 million

Same Store Merchandise Sales Excluding Cigarettes Increase 1.8% for Third Quarter and 8.7% on a Two-Year Stack Basis*

Strategic In-store Initiatives Deliver Merchandise Margin Expansion of 270 Basis Points

RICHMOND, VA, November 10, 2021 – ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a growing leader in the U.S. convenience store industry, today announced financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Key Highlights*

•
Operating income was $54.7 million for the quarter, an increase of 70.4%, compared to $32.1 million for the third quarter of 2020
•
Net income for the quarter was $35.6 million, an increase of 107.4% and quarterly record for the Company, compared to $17.2 million for the third quarter of 2020
•
Adjusted EBITDA, net of incremental bonuses, increased 39.9% to $80.2 million for the quarter, the Company’s strongest quarterly amount to date, as compared to the prior year period
•
Same store merchandise sales excluding cigarettes, increased 1.8% compared to the prior year period, and 8.7% on a two-year stack basis
•
Merchandise sales margin increased 270 basis points to 30.6% from 27.9% in the prior year period
•
Retail fuel margin cents per gallon increased by 11.3% versus the prior year period to 34.5 cents per gallon
•
Signed 70 dealer supply agreements including renewals in the third quarter

Recent Developments

•
Issued $450 million aggregate principal amount of 5.125% Senior Notes due 2029 (the “Senior Notes”) in October, with net proceeds used primarily to repay an outstanding term loan and line of credit, which increased our availability under our lines of credit by $200 million, created well-laddered corporate debt and delayed meaningful debt maturities until 2029
•
Acquired in November 36 company-operated Handy Mart convenience stores and gas stations, plus one under development site, all located in North Carolina, in conjunction with Oak Street Real Estate Capital, LLC (“Oak Street”)

•
In October, Oak Street purchased and leased to us approximately $150 million of real estate previously leased to us by other landlords, resulting in a reduction of rent of approximately $2.3 million annually

“Our third quarter results demonstrate our team’s on-going focus and ability to execute operationally,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “We are seeing the benefits of initiatives we began during the early days of the pandemic, and we look to build on this positive momentum as the changes in consumer behavior continues to normalize. Our robust merchandise margin and healthy two-year same store sales trends reflect continued sound execution of our merchandising strategy. Our approach has been thoughtful and purposeful, and we have a clear line of sight into further improvements of in-store profitability moving forward.”

Kotler continued, “We continue our strategic focus on executing our operating strategy, growing our store base in existing and contiguous markets through acquisitions, and enhancing the performance of our existing stores. We made notable progress on wholesale cost synergies realization in the quarter, and our post quarter-end acquisition of Handy Mart offers just the latest example in our ability to accelerate growth. With anticipated organic and inorganic opportunities that we believe remain ahead of us, we are excited and confident that we can continue to deliver strong growth and attractive shareholder value over the long-term.”

* Same store merchandise sales increase on a two-year stack basis is the same store merchandise sales increase in the current year added to the same store merchandise sales increase in the prior year period. This measure may be helpful to improve the understanding of trends in periods that are affected by variations in prior year growth rates.

Third Quarter 2021 Segment Highlights

Retail

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Fuel gallons sold	280,079	243,578	771,158	687,254
Same store fuel gallons sold decrease (%) [1]	(1.4%)	(15.1%)	(1.6%)	(16.7%)
Fuel margin, cents per gallon [2]	34.5	31.0	33.7	32.9
Merchandise revenue	$434,652	$403,665	$1,220,298	$1,119,041
Same store merchandise sales (decrease) increase (%) [1]	(1.3%)	5.0%	2.1%	3.5%
Same store merchandise sales excluding cigarettes increase (%) [1]	1.8%	6.9%	4.8%	4.4%
Merchandise contribution [3]	$133,119	$112,809	$354,059	$304,517
Merchandise margin [4]	30.6%	27.9%	29.0%	27.2%

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPM Petroleum ("GPMP") for the cost of fuel.

[3] Calculated as merchandise revenue less merchandise costs.

[4] Calculated as merchandise contribution divided by merchandise revenue.

For the third quarter of 2021, retail fuel profitability (excluding intercompany charges by our wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”)) increased approximately $21.2 million compared to the prior year period, primarily due to an $18.5 million contribution from the ExpressStop and Empire acquisitions, as well as an increase in same store fuel profit of $3.7 million (excluding intercompany charges by GPMP). Retail fuel margin cents per gallon increased 11.3% to 34.5 cents per gallon.

Same store merchandise sales excluding cigarettes increased 1.8% as compared to the third quarter of 2020, and increased 8.7% on a two-year stack basis. Total merchandise contribution increased $20.3 million, or 18.0%, in the third quarter of 2021 compared to the prior year quarter due to an increase in merchandise contribution at same stores of $8.7 million from a 270-basis point increase in merchandise margin, as well as a $12.7 million merchandise contribution from the ExpressStop and Empire acquisitions.

Wholesale

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Fuel gallons sold – non-consignment agent locations	215,428	9,807	613,834	24,622
Fuel gallons sold – consignment agent locations	42,970	6,008	122,845	16,609
Fuel margin, cents per gallon[1] – non-consignment agent locations	5.8	5.3	5.5	5.5
Fuel margin, cents per gallon[1] – consignment agent locations	26.9	25.8	24.9	24.9

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

For the third quarter of 2021, wholesale fuel profitability (excluding intercompany charges by GPMP) increased approximately $22.0 million compared to the prior year period, with the Empire acquisition accounting for substantially all of the growth. Fuel contribution from non-consignment agent locations grew by $12.0 million compared to the prior year due to an approximately 206 million gallon increase in fuel volume and fuel margin cents per gallon for these locations which increased 0.5 cents compared to the third quarter of 2020.

Fuel contribution from consignment agent locations increased $10.0 million compared to the prior year due to quarter over quarter increases both in volume of approximately 37 million gallons and fuel margin, cents per gallon of 1.1 cents. Although volume sold through consignment locations aggregated 17% of the combined total, fuel margin dollars realized from these locations accounted for approximately 48% of the wholesale fuel margin dollar contribution.

Liquidity and Capital Expenditures

As of September 30, 2021, the Company’s total liquidity was approximately $551.0 million, consisting of cash and cash equivalents of $275.2 million, plus $31.8 million of restricted investments, and approximately $244.0 million of unused availability under lines of credit. Outstanding debt was $689.6 million, resulting in net debt of $382.6 million. Capital expenditures were $48.1 million for the nine months ended September 30, 2021, compared to $28.8 million for the prior year period.

Store Network Update

The following tables present certain information regarding changes in the store network for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Retail Segment	2021	2020	2021	2020

Number of sites at beginning of period....................................................	1,381	1,266	1,330	1,272
Acquired sites...............................................................................................	—	—	61	—
Newly opened or reopened sites...............................................................	—	—	1	—
Company-controlled sites converted to...................................................
consignment locations and independent and lessee dealers, net.....	—	(13)	(3)	(14)
Closed, relocated or divested sites............................................................	(2)	(3)	(10)	(8)
Number of sites at end of period................................................................	1,379	1,250	1,379	1,250

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Wholesale Segment	2021	2020	2021	2020

Number of sites at beginning of period....................................................	1,647	127	1,614	128
Newly opened or reopened sites...............................................................	27	—	62	—
Consignment locations or independent and lessee
dealers converted from Company-controlled sites, net.......................	—	13	3	14
Closed, relocated or divested sites............................................................	—	(1)	(5)	(3)
Number of sites at end of period................................................................	1,674	139	1,674	139

Senior Unsecured Notes Offering

On October 21, 2021, the Company issued $450 million aggregate principal amount of 5.125% Senior Notes due 2029. The Senior Notes are guaranteed, on an unsecured senior basis, by certain of the Company’s wholly owned domestic subsidiaries.

The Company used a portion of the net proceeds from the issuance and sale of the Senior Notes to repay in full the approximately $223 million of outstanding secured indebtedness under its credit facility with Ares Capital Corporation, which the Company terminated, and to repay $200 million of outstanding obligations under its senior secured credit facility with Capital One line of credit. The Company intends to use the remaining proceeds for general corporate purposes.

Handy Mart Acquisition

On November 9, 2021, the Company acquired 36 self-operated convenience stores and gas stations and one development parcel, located in North Carolina. The total consideration for the transaction was approximately $112 million plus the value of inventory and cash in the stores on the closing date. The Company paid approximately $12 million for its share of the consideration. Oak Street has agreed to pay approximately $100 million of the total consideration for the real estate of certain of the seller’s sites it has agreed to acquire. The Company will pay approximately $6.0 million annually to rent these sites from Oak Street.

Conference Call and Webcast Details

The Company will host a conference call to discuss these results today at 10:00 a.m. Eastern Time. Investors interested in participating in the live call can dial 877-605-1792 or 201-689-8728. A telephone replay will be available approximately two hours after the call concludes through November 24, 2021, by dialing 877-660-6853 or 201-612-7415 and entering confirmation code 13723034.

There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) owns 100% of GPM Investments, LLC (“GPM”). Based in Richmond, VA, GPM was founded in 2003 with 169 stores and has grown through acquisitions to become the 6th largest convenience store chain in the United States, operating or supplying fuel to approximately 3,100 locations in 33 states and the District of Columbia, comprised of approximately 1,400 company-operated stores and approximately 1,675 dealer sites to which we supply fuel. We operate in three reportable segments: retail, which consists of fuel and merchandise sales to retail consumers; wholesale, which supplies fuel to third-party dealers and consignment agents; and GPM Petroleum, which supplies fuel to our sites (both in the retail and wholesale segments). Our stores offer fas REWARDS® high value loyalty program, a large selection of beverages, coffee, fountain drinks, candy, salty snacks, and many other products to meet the needs of the everyday customer. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; our ability to maintain the listing of our common stock and warrants on the Nasdaq Stock Market; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which we compete; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets (including with respect to new variants of the virus), general economic conditions, unemployment and our liquidity, operations and personnel; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that ARKO files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. ARKO assumes no obligation to update forward-looking information, except as required by applicable law.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Chris Mandeville

ICR on behalf of ARKO

ARKO@icrinc.com

	Consolidated statements of operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Revenues:
Fuel revenue	$1,580,359	$539,938	$4,144,069	$1,510,491
Merchandise revenue	434,652	403,665	1,220,298	1,119,041
Other revenues, net	20,012	16,475	64,826	44,701
Total revenues	2,035,023	960,078	5,429,193	2,674,233
Operating expenses:
Fuel costs	1,459,664	462,373	3,819,571	1,279,067
Merchandise costs	301,533	290,856	866,239	814,524
Store operating expenses	164,432	131,780	464,038	386,633
General and administrative expenses	32,696	25,403	91,270	64,823
Depreciation and amortization	22,031	16,171	71,546	50,056
Total operating expenses	1,980,356	926,583	5,312,664	2,595,103
Other (income) expenses, net	(56)	1,381	2,811	7,290
Operating income	54,723	32,114	113,718	71,840
Interest and other financial income	2,937	239	4,613	980
Interest and other financial expenses	(17,365)	(10,500)	(59,655)	(30,405)
Income before income taxes	40,295	21,853	58,676	42,415
Income tax expense	(4,795)	(4,672)	(12,285)	(5,171)
Income (loss) from equity investment	85	(24)	105	(435)
Net income	$35,585	$17,157	$46,496	$36,809
Less: Net income attributable to non-controlling interests	51	7,469	179	15,682
Net income attributable to ARKO Corp.	$35,534	$9,688	$46,317	$21,127
Series A redeemable preferred stock dividends	(1,449)		(4,285)
Net income attributable to common shareholders	$34,085		$42,032
Net income per share attributable to common shareholders - basic	$0.27	$0.14	$0.34	$0.31
Net income per share attributable to common shareholders - diluted	$0.25	$0.14	$0.31	$0.31
Weighted average shares outstanding:
Basic	124,428	71,390	124,406	69,221

	Consolidated balance sheets

	September 30, 2021	December 31, 2020
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$275,185	$293,666
Restricted cash with respect to bonds	—	1,230
Restricted cash	14,920	16,529
Trade receivables, net	66,182	46,940
Inventory	189,026	163,686
Other current assets	93,515	87,355
Total current assets	638,828	609,406
Non-current assets:
Property and equipment, net	531,864	491,513
Right-of-use assets under operating leases	959,675	961,561
Right-of-use assets under financing leases, net	197,377	198,317
Goodwill	188,636	173,937
Intangible assets, net	201,318	218,132
Restricted investments	31,825	31,825
Non-current restricted cash with respect to bonds	—	1,552
Equity investment	2,809	2,715
Deferred tax asset	37,382	40,655
Other non-current assets	18,716	10,196
Total assets	$2,808,430	$2,739,809
Liabilities
Current liabilities:
Long-term debt, current portion	$10,028	$40,988
Accounts payable	180,677	155,714
Other current liabilities	122,700	133,637
Operating leases, current portion	51,522	48,878
Financing leases, current portion	6,957	7,834
Total current liabilities	371,884	387,051
Non-current liabilities:
Long-term debt, net	679,560	708,802
Asset retirement obligation	56,450	52,964
Operating leases	977,639	973,695
Financing leases	230,677	226,440
Deferred tax liability	356	2,816
Other non-current liabilities	151,286	96,621
Total liabilities	2,467,852	2,448,389

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Additional paid-in capital	214,895	212,103
Accumulated other comprehensive income	9,119	9,119
Retained earnings (deficit)	16,664	(29,653)
Total shareholders' equity	240,690	191,581
Non-controlling interest	(112)	(161)
Total equity	240,578	191,420
Total liabilities, redeemable preferred stock and equity	$2,808,430	$2,739,809

	Consolidated statements of cash flows
	For the Nine Months Ended September 30,
	2021	2020
	(in thousands)
Cash flows from operating activities:
Net income	$46,496	$36,809
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,546	50,056
Deferred income taxes	3,910	2,986
Loss on disposal of assets and impairment charges	1,898	5,565
Foreign currency (gain) loss	(1,176)	436
Amortization of deferred financing costs, debt discount and premium	1,423	2,431
Amortization of deferred income	(7,102)	(5,998)
Accretion of asset retirement obligation	1,266	1,010
Non-cash rent	4,773	5,175
Charges to allowance for credit losses	450	74
(Income) loss from equity investment	(105)	435
Share-based compensation	4,127	387
Fair value adjustment of financial assets and liabilities	9,237	—
Other operating activities, net	727	(496)
Changes in assets and liabilities:
(Increase) decrease in trade receivables	(19,692)	1,740
(Increase) decrease in inventory	(17,733)	11,588
Increase in other assets	(10,048)	(6,647)
Increase (decrease) in accounts payable	25,161	(2,372)
Increase in other current liabilities	3,493	17,058
Decrease in asset retirement obligation	(128)	(159)
Increase in non-current liabilities	1,024	6,420
Net cash provided by operating activities	119,547	126,498
Cash flows from investing activities:
Purchase of property and equipment	(48,123)	(28,753)
Purchase of intangible assets	(222)	(30)
Proceeds from sale of property and equipment	36,685	438
Business acquisitions, net of cash	(93,527)	(320)
Loans to equity investment	—	(189)
Net cash used in investing activities	(105,187)	(28,854)
Cash flows from financing activities:
Lines of credit, net	—	(83,063)
Repayment of related-party loans	—	(4,517)
Buyback of long-term debt	—	(1,995)
Receipt of long-term debt, net	41,366	159,507
Repayment of debt	(105,291)	(56,161)
Principal payments on financing leases	(6,050)	(6,143)
Proceeds from failed sale-leaseback	43,569	—
Proceeds from issuance of rights, net	—	11,332
Investment of non-controlling interest in subsidiary	—	19,325
Payment of Merger Transaction issuance costs	(4,764)	—
Dividends paid on redeemable preferred stock	(4,442)	—
Distributions to non-controlling interests	(180)	(7,093)
Net cash (used in) provided by financing activities	(35,792)	31,192
Net (decrease) increase in cash and cash equivalents and restricted cash	(21,432)	128,836

Effect of exchange rate on cash and cash equivalents and restricted cash	(1,440)	282
Cash and cash equivalents and restricted cash, beginning of period	312,977	52,763
Cash and cash equivalents and restricted cash, end of period	$290,105	$181,881

Use of Non-GAAP Measures

We disclose non-GAAP measures on a “same store basis,” which exclude the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the second quarter in which the store had a full quarter of activity in the prior year. We believe that this information provides greater comparability regarding our ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles (“GAAP”) and are non-GAAP financial measures.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Adjusted EBITDA, net of incremental expenses, further adjusts Adjusted EBITDA by excluding incremental bonuses based on 2020 performance. Each of EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses is a non-GAAP financial measure.

We use EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses for operational and financial decision-making and believe these measures are useful in evaluating our performance because they eliminate certain items that we do not consider indicators of our operating performance. EBITDA. Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses are also used by many of our investors, securities analysts, and other interested parties in evaluating our operational and financial performance across reporting periods. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses provides useful information to investors by allowing an understanding of key measures that we use internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing our operating performance.

EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses are not recognized terms under GAAP and should not be considered as a substitute for net income (loss) or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same stores measures, EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.

The following table contains a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses for the periods presented:

Reconciliation of Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Net income	$35,585	$17,157	$46,496	$36,809
Interest and other financing expenses, net	14,428	10,261	55,042	29,425
Income tax expense	4,795	4,672	12,285	5,171
Depreciation and amortization	22,031	16,171	71,546	50,056
EBITDA	76,839	48,261	185,369	121,461
Non-cash rent expense (a)	1,424	1,627	4,773	5,175
Acquisition costs (b)	1,182	958	3,781	3,340
Loss on disposal of assets and impairment charges (c)	923	1,183	1,898	5,565
Share-based compensation expense (d)	1,613	132	4,127	387
(Income) loss from equity investment (e)	(85)	24	(105)	435
Fuel taxes paid in arrears (f)	—	(231)	—	819
Adjustment to contingent consideration (g)	(1,740)	—	(1,740)	—
Other (h)	27	(413)	100	(158)
Adjusted EBITDA	$80,183	$51,541	$198,203	$137,024
Incremental bonuses (i)	—	5,786	—	5,786
Adjusted EBITDA, net of incremental bonuses	$80,183	$57,327	$198,203	$142,810

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b) Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss (gain) from the sale of property and equipment, the loss (gain) recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing stores.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of our Board of Directors.

(e) Eliminates our share of (income) loss attributable to our unconsolidated equity investment.

(f) Eliminates the payment of historical fuel tax liabilities owed for multiple prior periods.

(g) Eliminates fair value adjustments to the contingent consideration owed for the Empire Acquisition.

(h) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.

(i) Eliminates incremental bonuses based on 2020 performance.